MORTGAGE AND SECURITY AGREEMENT

$6,160,274.00

THIS MORTGAGE AND SECURITY AGREEMENT, made as of the 1st day of December, 1998, by MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation with an office for the transaction of business at 968 Albany-Shaker Road, Latham, New York 12110 (the "Company") and TOWN OF COLONIE INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation duly organized and existing under and by virtue of the laws of the State of New York with an office for the transaction of business at 347 Old Niskayuna Road, Latham, New York 12110 (the "Issuer" and together with the Company, the "Mortgagor") to KEYBANK NATIONAL ASSOCIATION, a national banking association with an office located at 66 South Pearl Street, Albany, New York 12207 (the "Mortgagee").

WITNESSETH, that to secure the obligations of the Company to the Mortgagee under the Reimbursement Agreement dated as of December 1, 1998 between the Company and the Mortgagee (the "Reimbursement Agreement") and also to secure the payment by the Company to Mortgagee of all sums expended or advanced by Mortgagee pursuant to any covenant, term or provision of this Mortgage or any other Bank Document (as that term is defined in the Reimbursement Agreement), and to secure the performance of each covenant, term and provision by the Company to be performed pursuant to this Mortgage or any other Bank Document, the Company and the Issuer hereby mortgage to Mortgagee, its successors and assigns, their respective fee and leasehold interests in the following described property (the "Mortgaged Property") whether now owned or held or hereafter acquired:

ALL THAT TRACT OR PARCEL OF LAND situate in the County of Albany, State of New York, and being the same premises described in Schedule "A" hereto annexed and made a part hereof (the "Premises").

ALL RIGHT, TITLE AND INTEREST of Mortgagor in and to any and all buildings, structures and improvements, including without limitation, the foundations and footings thereof, now or at any time hereafter erected, constructed or situated upon the Premises or any part thereof (the "Improvements").

TOGETHER with all fixtures, chattels and articles of personal property now or hereafter attached to or used in connection with the Premises, together with any and all replacements thereof and additions thereto (the "Chattels"). This Mortgage shall be considered a financing statement pursuant to the provisions of the Uniform Commercial Code, covering fixtures which are affixed to the Premises. The types of collateral covered hereby are described in this paragraph. The debtors are MECHANICAL TECHNOLOGY INCORPORATED and TOWN OF COLONIE INDUSTRIAL DEVELOPMENT AGENCY. The secured party is KEYBANK NATIONAL ASSOCIATION. Their addresses are set forth above.

TOGETHER with all right, title and interest, if any, of Mortgagor of, in and to the bed of any street, road or avenue, opened or proposed, in front of, adjoining or abutting upon the Premises to the center line thereof.

TOGETHER with any and all awards heretofore and hereafter made to the present and all subsequent owners of the Premises by any governmental or other lawful authorities for the taking by eminent domain of the whole or any part of the Premises, or any easement therein, including any awards for any changes of grade of streets, which said awards are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the proceeds of any such awards from such authorities and to give proper receipts and acquittances therefor, and to apply the same toward the payment of the amount owing on account of this Mortgage and the other Bank Documents, notwithstanding the fact that the amount owing thereon may not then be due and payable.

TOGETHER with any and all rights and benefits of the Issuer under and pursuant to an installment sale agreement (the "Installment Sale Agreement") from the Company to the Issuer dated as of December 1, 1998, except the Unassigned Rights (as defined in the Installment Sale Agreement).

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, PROVIDED ALWAYS that if the Company shall pay or cause to be paid to Mortgagee, its successors and assigns, said principal sum of money and other charges mentioned and set forth in this Mortgage and in the other Bank Documents, together with interest thereon, then and from thence forth, the Mortgaged Property and the estate hereby granted shall cease, determine and be void.

AND the Company covenants with Mortgagee as follows:

1.	REPRESENTATIONS. The Company hereby represents and warrants to
Mortgagee as follows:

(a)	That the Bank Documents (as that term is defined in the Reimbursement
Agreement) are in all respects valid and legally binding obligations, enforceable in accordance with their respective terms.

(b)	That the execution and delivery of the Bank Documents by the Company and any guarantor do not, and the performance and observance by the Company and any guarantor of their obligations thereunder will not, contravene or result in a breach of (i) if the Company or any guarantor purports to be a corporation, any provision of the Company's or any guarantor's corporate charter or by-laws, or, if the Company or any guarantor purports to be partnership, any provision of the Company's or any guarantor's partnership agreement or certificate, or if the Company or any guarantor purports to be a limited liability company, any provision of their Articles of Organization or Operating Agreement, or (ii) any governmental requirements, or (iii) any decree or judgement binding on the Company or any guarantor, or (iv) any agreement or instrument binding on the Company or any guarantor or any of their respective properties, nor will the same result in the creation of any lien or security interest under any such agreement or instrument.

(c)	That there are no actions, suits, investigations or proceedings pending, or, to the knowledge of the Company, threatened against or affecting the Company (or any general partner of the Company), any guarantor or the Mortgaged Property, or involving the validity or enforceability of any of the Bank Documents or the priority of the lien thereof, or which will affect the Company's ability to repay its obligations under the Bank Documents, at law or in equity or before or by any governmental authority.

(d)	That the Company has no knowledge of any violations or notices of violations of any requirements.

(e)	If the Company (or any general partner of the Company if the Company is a partnership) or any guarantor purports to be a corporation, that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) if required by the laws of the state in which the Premises is located, it is duly qualified to do business and is in good standing therein, (iii) it has the corporate power, authority and legal right to own and operate its properties and assets, carry on the business now being conducted and proposed to be conducted by it, and to engage in the transactions contemplated by the Bank Documents, and (iv) the execution and delivery of the Bank Documents to which it is a party and the performance and observance of the provisions thereof have been duly authorized by all necessary corporate actions.

If the Company (or any general partner of the Company if the Company is a partnership) or any guarantor is a partnership, that (i) it is duly formed and validly existing under the laws of the state in which it is formed, (ii) if required by the laws of the state in which the Premises is located, it is fully qualified to do business therein, (iii) it has the power, authority and legal right to own and operate its properties and assets, to carry on the business conducted and proposed to be conducted by it, and to engage in the transactions contemplated by the Bank Documents, and (iv) the execution and delivery of the Bank Documents to which it is a party and the performance and observance of the provisions thereof have all been duly authorized by all necessary actions of its partners.

If the Company (or any general partner of the Company if the Company is a partnership) or any guarantor is a limited liability company, that (i) it is duly formed and validly existing under the laws of the state in which it is formed, (ii) if required by the laws of the state in which the Premises is located, it is fully qualified to do business therein, (iii) it has the power, authority and legal right to own and operate its properties and assets, to carry on the business conducted and proposed to be conducted by it, and to engage in the transactions contemplated by the Bank Documents, and (iv) the execution and delivery of the Bank Documents to which it is a party and the performance and observance of the provisions thereof have all been duly authorized by all necessary actions of its members.

(f)	That all utility services necessary and sufficient for the
construction, development and operation of the Mortgaged Property for its intended purposes are presently available to the Premises (or the boundaries thereof if this Mortgage is executed in conjunction with a construction loan) through dedicated public rights of way or through perpetual private easements, approved by Mortgagee, with respect to which the Mortgage creates a valid, binding and enforceable first lien, including, but not limited to, water supply, storm and sanitary sewer, gas, electric and telephone facilities, and drainage.

(g)	That neither the Mortgaged Property nor any portion thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty or has been the subject of any taking, and to the knowledge of the Company, no taking is pending or contemplated.

(h)	That any brokerage commissions due in connection with the transactions contemplated hereby have been paid in full and that any such commissions coming due in the future will be promptly paid by the Company. The Company agrees to and shall indemnify Mortgagee from any liability, claims or losses arising by reason of any such brokerage commissions. This provision shall survive the repayment of the Company's obligations under the Bank Documents and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

(i)	That the financial statements of the Company and any guarantor previously delivered to Mortgagee are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the respective financial conditions of the Company and any guarantor as of the respective dates thereof and the results of their operations for the periods covered thereby; that no adverse change has occurred in the assets, liabilities, or financial conditions reflected therein since the respective dates thereof; and that no additional borrowings have been made by the Company or any guarantor since the date thereof other than the borrowing contemplated hereby.

(j)	That all federal, state and other tax returns of the Company and any guarantor required by law to be filed have been filed, that all federal, state and other taxes, assessments and other governmental charges upon the Company and any guarantor or their respective properties which are due and payable have been paid, and that the Company and any guarantor have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods for which such returns have been filed.

(k)	That the Company has made no contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien or encumbrance on the Mortgaged Property, except for contracts (all of which have been disclosed in writing to Mortgagee) made by the Company with parties who have executed and delivered lien waivers to the Company, and which, in the opinion of Mortgagee's counsel, will not create rights in existing or future lien claimants which may be superior to the lien of the Mortgage.

(l)	That the rights of way for all roads necessary for the full utilization of the Improvements for their intended purposes have either been acquired by the Company, the appropriate governmental authority or have been dedicated to public use and accepted by such governmental authority, and all such roads shall have been completed, or all necessary steps shall have been taken by the Company and such governmental authority to assure the complete construction and installation thereof prior to the date upon which access to the Mortgaged Property via such roads will be necessary. All curb cuts, driveway permits and traffic signals necessary for access to the Mortgaged Property are existing or have been fully approved by the appropriate governmental authority.

(m)	That no Event of Default (hereinbelow defined) exists and no event which but for the passage of time, the giving of notice or both would constitute an Event of Default has occurred.

2.	THE INDEBTEDNESS. The Company will pay the indebtedness as provided in the Reimbursement Agreement or in any modification, renewal or extension of the Reimbursement Agreement.

3.	INSURANCE. At all times that any obligations of the Company under the
Bank Documents are outstanding, including without limitation during any construction period (a "Construction Period"), the Company shall maintain insurance with respect to the Premises the Improvements and the Chattels against such risks and for such amounts as are customarily insured against by businesses of like size and type paying, as the same become due and payable, all premiums in respect thereto, including but not limited to:

(a)	Prior to completion of construction of the Improvements, if the same have not been completed, builder's risk all risk (or equivalent coverage) insurance upon any work done or material furnished in connection with construction of the Improvements, issued to the Company and Mortgagee and written in non-reporting completed form in the amount of the Mortgagee's liability under the Letter of Credit (as that term is defined in the Reimbursement Agreement) and with respect to the Improvements and at such time that builder's risk insurance shall not be available due to completion of the construction of the Improvements, or if all Improvements have been completed, insurance protecting the interests of the Company and Mortgagee as their interests may appear against loss or damage to the Improvements by fire, lightning, flood and other casualties normally insured against, with a uniform standard extended coverage endorsement, such insurance at all times to be in an amount of the outstanding obligations of the Mortgagee under the Letter of Credit or the total cash replacement value of the Improvements not covered by builder's risk insurance, as determined at least once every three years by a recognized appraiser or insurer selected by the Company and approved by the Mortgagee.

(b)	Workers' compensation insurance, disability benefits insurance, and such other form of insurance which the Company is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Company who are located at or assigned to the Premises or who are responsible for the construction of the Improvements.

(c)	Insurance protecting the Company and Mortgagee against loss or losses from liabilities imposed by law or assumed in any written contract and arising from personal injury and death or damage to the property of others caused by accident or occurrence, in such amounts as may be designated from time to time by Mortgagee, excluding liability imposed upon the Company by any applicable workers' compensation law, or such other amounts as may be required in writing by the Mortgagee; and a blanket excess liability policy in an amount reasonably satisfactory to the Mortgagee protecting the Company and Mortgagee against any loss or liability or damage for personal injury or property damage.

4.	OTHER INSURANCE PROVISIONS. All insurance required under this Mortgage shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Company and authorized to write such insurance in the State of New York and acceptable to the Mortgagee. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other entities engaged in businesses similar in size, character and other respects to those in which the Company is engaged. All policies evidencing such insurance shall provide for (i) payment of the losses to the Company and Mortgagee as their respective interests may appear, and (ii) at least thirty (30) days written notice to the Company and Mortgagee prior to cancellation, reduction in policy limits or material change in coverage thereof. The insurance required by Section 3(a) shall contain a New York Standard mortgagee endorsement in favor of Mortgagee. All insurance required hereunder shall be in form, content and coverage satisfactory to the Mortgagee. The original policy, or a certified duplicate copy thereof, for all insurance required hereby shall be delivered to Mortgagee. The proceeds of any insurance shall be paid to the Mortgagee and shall be applied by the Mortgagee in accordance with the terms of the Lease Agreement unless there has been a draw on the Letter of Credit, in which event, said proceeds may be applied by the Mortgagee to sums due the Mortgagee under the Reimbursement Agreement. The Company shall deliver to Mortgagee at least thirty (30) days prior to the expiration date of any insurance coverages required hereunder, a certificate reciting that there is in full force and effect, with a term covering at least the next succeeding year, insurance in the amounts and of the types required hereunder.

5.	ALTERATIONS. No Improvements shall be structurally altered, removed or demolished without the prior written consent of Mortgagee.

6.	APPOINTMENT OF RECEIVER. Mortgagee in any action to foreclose this
Mortgage shall be entitled, without notice and as a matter of right and without regard to the adequacy of any security of the indebtedness or the solvency of the Company, upon application to any court having jurisdiction, to the appointment of a receiver of the rents, income and profits of the Mortgaged Property.

If an Event of Default (hereinbelow defined) occurs under this Mortgage, as a matter of right and without regard to the adequacy of any security for the obligations of the Company under the Reimbursement Agreement, the Company, upon demand of the Mortgagee, shall surrender the possession of, and it shall be lawful for Mortgagee, by such officer or agent as it may appoint, to take possession, of all or any part of the Mortgaged Property together with the books, papers, and accounts of the Company pertaining thereto, and to hold, operate and manage the same, and from time to time to make all needed repairs and improvements as Mortgagee shall deem wise; and, if Mortgagee deems it necessary or desirable, to complete construction and equipping of any Improvements and in the course of such construction or equipping to make such changes to the same as it may deem desirable; and Mortgagee may sell the Mortgaged Property or any part thereof, or institute proceedings for the complete or partial foreclosure of the lien of this Mortgage on the Mortgaged Property, or lease the Premises or any part thereof in the name and for the account of the Company or Mortgagee and collect, receive and sequester the rents, revenues, earnings, income, products and profits therefrom, and out of the same and any other monies received hereunder pay or provide for the payment of, all proper costs and expenses of taking, holding, leasing, selling and managing the same, including reasonable compensation to Mortgagee, its agents and counsel, and any charges of Mortgagee hereunder, and any taxes and other charges prior to the lien of this Mortgage which Mortgagee may deem it wise to pay.

7.	PAYMENT OF TAXES. The Company will pay all taxes, assessments, sewer rents or water rates or sums due under any payment in lieu of tax agreement ("Pilot Agreement") and in default thereof, Mortgagee may pay the same. In the event that Mortgagee shall pay any such tax, assessment, sewer rent or water rate, Mortgagee shall have the right, among other rights, to declare the amount so paid with interest thereon immediately due and payable, and upon default of the Company in paying any such amount with interest thereon, Mortgagee shall have the right to foreclose for such amount subject to the continuing lien of this Mortgage for the balance of the mortgage indebtedness not then due.

In the event that the Company should fail to pay any sum the Company has agreed to pay pursuant to this covenant for a period in excess of sixty (60) days after the same is due and payable, in addition to any other remedies available to the Mortgagee hereunder, the Mortgagee may, at its option, require that the Company deposit with the Mortgagee, monthly, one-twelfth (1/12th) of the annual charges for taxes and any other sums the Company is obligated to pay pursuant to this covenant and the Company shall make such deposits with the Mortgagee. The Company shall simultaneously therewith deposit with the Mortgagee a sum of money which together with the monthly installments aforementioned will be sufficient to make payment of all sums required to be paid hereunder at least thirty (30) days prior to the due date of such payments, it being understood that the Mortgagee shall calculate the amount of such deposits and notify the Company of the sum due. Should an Event of Default (hereinbelow defined) occur, the funds deposited with the Mortgagee pursuant to this provision may be applied in payment of the charges for which said funds shall have been deposited or to the payment of any other sums secured by this Mortgage as the Mortgagee sees fit.

8.	PAYMENT OF MORTGAGE TAXES. The Issuer shall pay all taxes imposed pursuant to Article 11 of the Tax Law, whether said tax is imposed at the time of recording or subsequent thereto. This obligation shall survive the satisfaction or other termination of this Mortgage.

9.	STATEMENT OF AMOUNT DUE. The Company, within five (5) days upon request in person or within fifteen (15) days upon request by mail, will furnish a written statement duly acknowledged of the amount due on this Mortgage and whether any offsets or defenses exist against the said indebtedness.

10.	NOTICES. Any notices required or permitted to be given hereunder shall be: (i) personally delivered or (ii) given by registered or certified mail, postage prepaid, return receipt requested, or (iii) forwarded by overnight courier service, in each instance addressed to the addresses set forth at the head of this Mortgage, or such other addresses as the parties may for themselves designate in writing as provided herein for the purpose of receiving notices hereunder. All notices shall be in writing and shall be deemed given, in the case of notice by personal delivery, upon actual delivery, and in the case of appropriate mail or courier service, upon deposit with the U.S. Postal Service or delivery to the courier service.

11.	WARRANTY OF TITLE. The Company warrants the title to the Premises,
Improvements and Chattels.

12.	SALE IN ONE PARCEL. In case of a sale, the Premises may be sold in one parcel together with the Improvements and Chattels. Should the Premises consist of more than one parcel, in the event of a foreclosure of this Mortgage or any mortgage at any time consolidated with this Mortgage, the Company agrees that Mortgagee shall be entitled to a judgment directing the referee appointed in the foreclosure proceeding to sell all of the parcels constituting the Premises at one foreclosure sale, either as a group or separately and that the Company expressly waives any right that it may now have or hereafter acquire to (i) request or require that the parcels be sold separately or (ii) request, if Mortgagee has elected to sell parcels separately, that there be a determination of any deficiency amount after any such separate sale or otherwise require a calculation of whether said parcel or parcels separately sold were conveyed for their "fair market value".

13.	NEGATIVE COVENANTS. The Company will not (i) execute an assignment of the rents, income or profits, or any part thereof from the Mortgaged Property,
(ii) accept prepayments of any sums to become due under such leases, except prepayments of rent for more than one (1) month in advance or prepayments in the nature of security for the performance of the tenants thereunder, (iii) in any other manner impair the value of the Mortgaged Property or the security of this Mortgage or (iv) further encumber, alienate, hypothecate, grant a security interest in or grant any other interest whatsoever in the Mortgaged Property. Restriction (ii) is made with reference to Section 291-f of the Real Property Law and actions in violation of those provisions shall be voidable at the option of the Mortgagee.

14.	BOOKS AND RECORDS.

(a)	In addition to any requirements elsewhere in the Bank Documents, the
Company shall keep and maintain at all times at the Company's addresses stated in this Mortgage, or such other place as Mortgagee may approve in writing, complete and accurate books of accounts and records adequate to reflect correctly the results of the operation of the Mortgaged Property and copies of all written contracts, leases and other instruments which affect the Mortgaged Property. Such books, records, contracts, leases and other instruments shall be subject to examination and inspection at any reasonable time by Mortgagee.

(b)	Upon request of Mortgagee in writing, the Company shall promptly provide Mortgagee with all documents reasonably requested by Mortgagee prepared in the form and manner called for in such request and as may reasonably relate to the operation or condition thereof, or the financial condition of the Company or any party obligated under the Bank Documents or under any guaranty, including, without limitation, all leases or leasehold interests granted to or by the Company, rent rolls and tenant lists, rent and damage deposit ledgers, operating statements, profit and loss statements and balance sheets, personal financial statements of the Company or income tax returns (including quarterly returns), any or all of which documents shall be audited or certified as true and accurate by a certified public accountant, if requested by Mortgagee, and shall cover such period or periods as may be specified by Mortgagee.

15.	FUTURE LAWS. In the event of the passage after the date of this
Mortgage of any federal, state or municipal law, deducting from the value of land for the purposes of taxation any lien thereon, or changing in any way, the laws for the taxation of mortgages or debts secured by mortgages, or the manner of collection of any such taxes, so as to affect Mortgagee, this Mortgage, or said indebtedness, Mortgagee shall have the right to give thirty (30) days' written notice to the Company requiring the payment of said indebtedness. If such notice be given, said indebtedness shall become due, payable and collectible at the expiration of said thirty (30) days.

16.	PROVISIONS REGARDING USE OF MORTGAGED PROPERTY. The Company warrants and represents that:

(a)	The Company is not responsible for any action or omission, and does not know of any action or omission by any prior owner, that would cause the Mortgaged Property to be subject to forfeiture pursuant to any law, rule or regulation (a "Forfeiture").

(b)	The Mortgaged Property has not been acquired with any proceeds from a transaction or an activity that would cause the Mortgaged Property to be subject to Forfeiture.

The Company covenants that the Company will not use, and will not permit any third party to use, the Mortgaged Property or any portion thereof or interest therein for any purpose or activity that would cause a Forfeiture thereof.

17.	ACTIONS AND PROCEEDINGS. If any action or proceeding be commenced to which action or proceeding Mortgagee is made a party and in which it becomes necessary in the opinion of Mortgagee to defend or uphold the lien of this Mortgage, all sums paid by Mortgagee for the expense of any litigation to prosecute and defend the rights and lien created by this Mortgage, including reasonable counsel fees, costs and allowances, shall, together with interest thereon be a lien on the Mortgaged Property and secured by this Mortgage and shall be collectible in like manner as said indebtedness and shall be paid by the Company on demand.

18.	SECURITY INTEREST UNDER THE UNIFORM COMMERCIAL CODE. Mortgagee is
authorized to sign as the agent of the Company such agreement in addition to this Mortgage as Mortgagee at any time may deem necessary or proper or require to grant to Mortgagee a perfected security interest in the Chattels. The Company hereby authorizes Mortgagee to file financing statements (as such term is defined in said Uniform Commercial Code) with respect to the Chattels, at any time, without the signature of the Company. The Company will, however, at any time upon request of Mortgagee, sign such financing statements. the Company will pay all filing fees for the filing of such financing statements and for the refiling thereof at the times required, in the opinion of Mortgagee, by said Uniform Commercial Code. If the lien of this Mortgage be subject to any security agreement covering the Chattels, then in the event of any default under this Mortgage, all the right, title and interest of the Company in and to any and all of the Chattels is hereby assigned to Mortgagee, together with the benefit of any deposits or payments now or hereafter made thereof by the Company or the predecessors or successors in title of the Company in the Mortgaged Property.

19.	CONDEMNATION. Any and all awards heretofore and hereafter made to the
Company and all subsequent owners of the Mortgaged Property by any governmental or other lawful authorities for the taking by eminent domain of the whole or any part of the Mortgaged Property or any easement therein, including any awards for any changes of grade of streets, are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the proceeds of any such awards from such authorities, to give proper receipts and acquittances therefor and to apply the same toward the payment of the amount owing on account of this Mortgage and said indebtedness, notwithstanding the fact that the amount owing thereon may not then be due and payable; and the Company hereby covenants and agrees, upon request, to make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning the aforesaid awards to Mortgagee free, clear and discharged of any and all encumbrances of any kind or nature whatsoever. The Company shall continue to make all payments required under the Bank Documents until any such award shall have been actually received by Mortgagee and any reduction in said indebtedness resulting from the application by Mortgagee of such award shall be deemed to take effect only on the date of such receipt.

Notwithstanding the foregoing, if any one or more of the portions of the Mortgaged Property described in subparagraphs (a), (b) and (c) below shall be damaged or taken through condemnation, either temporarily or permanently, then the entire balance due under the Bank Documents shall, at the option of Mortgagee, become immediately due and payable:

(a)	Any portion or portions of the Improvements or the support or foundation of any portion or portions of the Improvements; or

(b)	Ten (10%) percent or more of any parking area which is not replaced; or

(c)	Any portion or portions of the Premises which, when so damaged or taken, would result either in (i) an impairment of access to the Improvements from the publicly dedicated rights of way now adjoining the Premises, or (ii) the failure of the Improvements to comply with any building code, zoning or other governmental laws or regulations, lease or other agreement to which the Mortgaged Property is subject.

The Company authorizes Mortgagee, at Mortgagee's option, as attorney in fact for the Company, to commence, appear in and prosecute in the Company's or Mortgagee's name, any action or proceeding relating to any condemnation or other taking of the Mortgaged Property and to settle or compromise any claim in connection with such condemnation or other taking.

20.	TITLE TO MORTGAGED PROPERTY. The Agency is now the owner of the
Mortgaged Property upon which this Mortgage is a valid first lien for the amount above specified, with interest thereon at the rate set forth in the Reimbursement Agreement and there are no defenses or offsets to this Mortgage or to the said indebtedness.

21.	LEASES OF THE MORTGAGED PROPERTY. Mortgagor will not lease all or any portion of the Mortgaged Property without the prior written consent of Mortgagee. Mortgagee is aware of and consents to existing leases.

22.	TRANSFER OF MORTGAGED PROPERTY. In the event of the sale, conveyance or transfer, by deed, any other voluntary or involuntary act or by operation of law or otherwise (including the entry into any land sale contract or other similar agreement) of any interest in any of the stock of the Company, if the Company be a corporation, or partnership interest, if the Company be a partnership, or any membership interest, if the Company be a limited liability company, or of the Mortgaged Property or a part thereof, while this Mortgage shall remain a lien thereon, the full balance of the indebtedness then remaining unpaid, with interest, shall, at the option of the Mortgagee, or its assigns, be immediately due and payable without notice or demand unless the prior written consent of the Mortgagee to such sale, conveyance, or transfer shall have been obtained. A mortgage of the Mortgaged Property to any mortgagee other than the Mortgagee shall be deemed a conveyance for the purpose of this Section.

23.	ACCESS. Mortgagee, by its employees or agents, shall at all times have the right to enter upon the Mortgaged Property during reasonable business hours for the purpose of examining and inspecting the same.

24.	REAL PROPERTY LAW. All covenants hereof, which are in addition to those set forth in Sections 254 and 291-f of the Real Property Law, shall be construed as affording to Mortgagee rights additional to, and not exclusive of, the rights conferred under the provisions of said Sections 254 and 291-f.

25.	PERFORMANCE OF THE COMPANY'S COVENANTS BY MORTGAGEE. In the event of any default in the performance of any of the covenants, terms, or provisions of the Company under this Mortgage, Mortgagee may, at the option of Mortgagee, perform the same and the cost thereof, with interest, shall immediately be due from the Company to Mortgagee and secured by this Mortgage.

26.	REMEDIES NOT EXCLUSIVE. Mortgagee shall have the right from time to time, to take action to recover any amounts of past due principal indebtedness and interest thereon, or any installment of either, or any other sums required to be paid under the covenants, terms and provisions of this Mortgage or the Note, as the same become due, whether or not the principal indebtedness secured, or any other sums secured by this Mortgage shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for default or defaults by the Company existing at the time such earlier action was commenced.

27.	ADDITIONAL ACTS AND DOCUMENTS. The Company covenants that it will do, execute, acknowledge, deliver, file and/or record, or cause to be recorded every and all such further acts, deeds, conveyances, advances, mortgages, transfers and assurances, in law as Mortgagee shall require for the better assuring, conveying, transferring, mortgaging, assigning and confirming unto Mortgagee all and singular the Mortgaged Property.

28.	REMEDIES CUMULATIVE. The rights and remedies herein afforded to
Mortgagee shall be cumulative and supplementary to and not exclusive of any other rights and remedies afforded the holder of this Mortgage and the Note.

29.	SUCCESSORS. All of the provisions of this Mortgage shall inure to the benefit of Mortgagee and of any subsequent holder of this Mortgage and shall be binding upon the Company and each subsequent owner of the Mortgaged Property.

30.	EFFECT OF RELEASES. Mortgagee, without notice, may release any part of the security described herein, or any person or entity liable for any indebtedness secured hereby without in any way affecting the lien hereof upon any part of the security not expressly released, and may agree with any party obligated on said indebtedness or having any interest in the security described herein to extend the time for payment of any part or all of the indebtedness secured hereby. Such agreement shall not in any way release or impair the lien hereof, but shall extend the lien hereof as against the title of all parties having any interest in said security, which interest is subject to said lien, and no such release or agreement shall release any person or entity obligated to pay any indebtedness secured hereby.

31.	WAIVERS. Any failure by Mortgagee to insist upon the strict performance by the Company of any of the covenants, terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the covenants, terms and provisions of this Mortgage, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by the Company of any and all of the covenants, terms and provisions of this Mortgage to be performed by the Company. Neither the Company nor any other person or entity now or hereafter obligated for the payment of the whole or any part of said indebtedness shall be relieved of such obligation by reason of (i) the failure of Mortgagee to comply with any request of the Company, or of any other person or entity so obligated, (ii) the failure of Mortgagee to take action to foreclose this Mortgage or otherwise enforce any of the covenants, terms and provisions of this Mortgage or the other Bank Documents, (iii) the release, regardless of consideration, of the whole or any part of the security held for payment of said indebtedness or (iv) any agreement or stipulation between any subsequent owner or owners of the Mortgaged Property and Mortgagee modifying the covenants, terms and provisions of this Mortgage or the other Bank Documents without first having obtained the consent of the Company or such other person or entity. In the last mentioned event, the Company and all such other persons or entities shall continue liable to make such payments according to the terms and provisions of any such agreement or extension or modification unless expressly released and discharged in writing by Mortgagee. Mortgagee may release, regardless of consideration, any part of the security held for payment of said indebtedness without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien. Mortgagee may resort for the payment of said indebtedness to any other security therefor held by Mortgagee in such order and manner as Mortgagee may elect.

32.	INTEREST ON ADVANCES. Wherever, under the provisions of this Mortgage or by law, Mortgagee is entitled to interest on advances made or expenses incurred, such interest shall be computed at a rate per annum which shall be the Default Rate (as that term is defined in the Reimbursement Agreement).

33.	MORTGAGEE NOT OBLIGATED. Nothing herein contained shall be construed as making the payment of any insurance premiums, taxes or assessments obligatory upon Mortgagee, although Mortgagee may pay same, or as making Mortgagee liable in any way for loss, damage or injury, resulting from the non-payment of any such insurance premiums, taxes or assessments.

34.	LIEN LAW. The Company will, in compliance with Section 13 of the Lien
Law, receive the advances secured by this Mortgage and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

35.	ENVIRONMENTAL WARRANTIES AND COVENANTS.

(a)	Warranties. The Company makes the following representations and warranties: (i) the Company (or the present owner of the Mortgaged Property, if different) is in compliance in all respects with all applicable federal, state and local laws and regulations, including, without limitation, those relating to toxic and hazardous substances and other environmental matters (the "Laws"),
(ii) no portion of the Mortgaged Property is being used or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of any hazardous or toxic substances, in a manner not in compliance with the Laws, (iii) the soil and any surface water and ground water which are a part of the Mortgaged Property are free from any solid wastes, toxic or hazardous substance or contaminant and any discharge of sewage or effluent; and
(iv) neither the federal government nor the State of New York Department of Environmental Conservation or any other governmental or quasi governmental entity has filed a lien on the Mortgaged Property, nor are there any governmental, judicial or administrative actions with respect to environmental matters pending, or to the best of the Company's knowledge, threatened, which involve the Mortgaged Property.

(b)	Inspection. The Company agrees that Mortgagee or its agents or representatives may, at any reasonable time and at the Company's expense inspect the Company's books and records and inspect and conduct any tests on the Mortgaged Property including taking soil samples in order to determine whether the Company is in continuing compliance with the Laws.

(c)	Agreement to Comply. If any environmental contamination is found on the
Mortgaged Property for which any removal or remedial action is required pursuant to Law, ordinance, order, rule, regulation or governmental action, the Company agrees that it will at its sole cost and expense, take such removal or remedial action promptly and to Mortgagee's satisfaction.

(d)	Indemnification. The Company agrees to defend, indemnify and hold harmless Mortgagee, its employees, agents, officers and directors from and against any claims, actions, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigations and laboratory fees, court costs and litigation expenses of whatever kind or nature known or unknown, contingent or otherwise) arising out of or in any way related to: (i) the past or present disposal, release or threatened release of any hazardous or toxic substances on the Mortgaged Property; (ii) any personal injury (including wrongful death or property damage, real or personal) arising out of or related to such hazardous or toxic substances; (iii) any lawsuit brought or threatened, settlement reached or government order given relating to such hazardous or toxic substances; and/or (iv) any violation of any law, order, regulation, requirement, or demand of any government authority, or any policies or requirements of Mortgagee, which are based upon or in any way related to such hazardous or toxic substances.

(e)	Other Sites. The Company knows of no on-site or off-site locations where hazardous or toxic substances from the operation of any Improvement or otherwise have been stored, treated, recycled or disposed of.

(f)	Leases. The Company agrees not to lease or permit the sublease of the
Mortgaged Property to a tenant or subtenant whose operations may result in contamination of the Mortgaged Property with hazardous or toxic substances.

(g)	Non-Operation by Mortgagee. The Company acknowledges that any action
Mortgagee takes under this Mortgage shall be taken to protect Mortgagee's security interest only; Mortgagee does not hereby intend to be involved in the operations of the Company.

(h)	Compliance Determinations. The Company acknowledges that any determinations Mortgagee makes under this Section regarding compliance with environmental laws shall be made for Mortgagee's benefit only and are not intended to be relied upon by any other party.

(i)	Survival of Conditions._) The provisions of this Section shall be in addition to any other obligations and liabilities the Company may have to Mortgagee at common law, and shall survive the transactions contemplated herein.

(j)	Other Insurance. Mortgagee may, at its option, require the Company to carry adequate insurance to fulfill the Company's obligations under this Section.

(k)	Definitions. The term "hazardous substance" shall include, without limit, any substance or material defined in 42 U.S.C. Section 9601 (as the same may be amended from time to time), the Hazardous Materials Transportation Act (as amended from to time), and the New York Environmental Conservation Law or the Resource Conservation And Recovery Act (as each may be amended from time to time) and in any regulations adopted or publications promulgated pursuant to any of the foregoing.

36.	EVENTS OF DEFAULT. The whole of the principal sum of the indebtedness secured hereby and interest thereon, and all other sums due and payable hereunder shall become due, at the option of Mortgagee, if one or more of the following events (an "Event of Default") shall happen:

(a)	The occurrence of an "Event of Default" under the Reimbursement
Agreement; or

(b)	If the Company defaults in the payment of any tax, water rate or sewer rent or payment under any Pilot Agreement against the Mortgaged Property for fifteen (15) days after the same become due and payable or fails to exhibit to Mortgagee, within fifteen (15) days after demand, receipts showing payment of all taxes, water rates or sewer rents; or

(c)	The actual or threatened removal, demolition or structural alteration, in whole or in part, of any Improvement, without the prior written consent of Mortgagee; or the removal, demolition or destruction in whole or in part, of any Chattels without replacing the same with Chattels at least equal in quality and condition to those replaced, free from any security interest or other encumbrance thereon and free from any reservation of title thereto; or the commission of any waste in respect to the Mortgaged Property; or

(d)	Failure of the Company to pay within fifteen (15) days after notice and demand any installment of any assessment made against the Premises for local improvements, heretofore or hereafter made, which assessment is, or may become, a lien on the Premises prior to the lien of this Mortgage, notwithstanding the fact that such installment be not due and payable at the time of such notice and demand; or

(e)	Failure of the Company to pay the said indebtedness secured by this
Mortgage within (30) days after notice and demand, in the event of the passage after the date of this Mortgage of any federal, state or municipal law deducting from the value of land for the purpose of taxation any lien thereon, or changing in any way the laws now in force for the taxation of mortgages, or of debts secured by mortgages, or the manner of collection of any such taxes, so as to affect Mortgagee, this Mortgage or the indebtedness which is secured, notwithstanding that the Company, before or after such notice, may have the option to pay or contest the payment of such tax; or

(f)	Failure of the Company to maintain the Improvements on the Premises in a rentable or tenantable state of repair to the satisfaction of Mortgagee, for thirty (30) days after notice of such failure has been given to the Company, or to comply with any order or requirement of any municipal, state, federal or other governmental authority having jurisdiction of the Premises within thirty
(30) days after such order or requirement shall have been issued by any such authority; or failure of the Company to comply with any and all and singular the statutes, requirements, orders or decrees of any federal, state or municipal authority relating to the use of the Mortgaged Property, or of any part thereof; or failure of the Company to observe and timely perform all of the covenants, terms and provisions contained in any lease now or hereafter affecting the Premises or the Improvements or any portion thereof, on the part of the landlord to be observed and performed; or

(g)	Failure of the Company, in the event of the entry of a final judgment for the payment of money against the Company, to discharge such judgment or to have it stayed pending appeal within thirty (30) days from the entry thereof, or if such judgment shall be affirmed on appeal, the failure to discharge such judgment within thirty (30) days from the entry of such affirmance; or

(h)	Failure of the Company to pay within fifteen (15) days after notice and demand any filing or refiling fees required hereunder; or

(i)	Failure of the Company or any occupant of the Mortgaged Property, to allow or permit Mortgagee, or its duly authorized agent, to inspect said Mortgaged Property at any time and from time to time during reasonable business hours; or

(j)	Default for fifteen (15) days after notice and demand in the observance or performance of any other covenant or agreement under this Mortgage; or

(k)	The occurrence of an event of default under any other Bank Document or under the Installment Sale Agreement.

37.	INTEREST TO ACCRUE. If the whole of the principal sum evidenced by the
Reimbursement Agreement and interest, shall become due by exercise of the option of the Mortgagee after default by the Company under any of the terms, covenants and conditions of this Mortgage and/or the Reimbursement Agreement, or if the whole of said principal sum and interest shall mature and become due under the terms, covenants and conditions of this Mortgage and the Reimbursement Agreement regardless of default, if any, on the part of the Company, then interest on said principal sum shall continue to accrue at the rate provided for in the Note, and in this Mortgage, until said principal sum is fully paid.

38.	FLOOD INSURANCE. In addition to the terms and provisions of this
Mortgage with regard to insurance, in the event the Premises are determined to be in a special flood hazard area as determined by any governmental agency, the Company further covenants and agrees to fully insure the Premises and Improvements against loss or damage by flood, with coverage as is therein provided for by fire and other specified perils to the same extent and effect as if such flood insurance was therein specifically set forth.

39.	COSTS, EXPENSES AND ATTORNEY'S FEES. Should one or more Events of
Default occur hereunder, and should an action be commenced for the foreclosure of this Mortgage, Mortgagee shall be entitled to recover all sums due hereunder, statutory costs, and any additional allowances made pursuant to
Section 8303(a) of the Civil Practice Law and Rules of the State of New York, and in addition thereto, reasonable attorneys' fees in such proceeding and in all proceedings related thereto necessary to and related to the foreclosing proceeding, and such amount shall be added to the principal balance and interest then due and shall be a lien on the Mortgaged Property prior to any right or title to, interest in or claim upon the Mortgaged Property attaching and accruing subsequent to the lien of this Mortgage, and shall be deemed to be secured by this Mortgage and the indebtedness which it secures.

40.	INTERVENING LIENS. Should any agreement be hereafter entered into modifying or changing the terms of this Mortgage or the Note secured hereby in any manner, the rights of the parties to such agreement shall be superior to the rights of the holder of any intervening lien.

41.	TERMS. It is understood and agreed that the words, "Company", "Issuer",
"Mortgagor" and "Mortgagee" herein shall include the respective heirs, successors and assigns of the Company and Mortgagee.

42.	ENTIRE AGREEMENT. This Mortgage and the other Bank Documents constitute the entire understanding between the Company, any guarantors, and Mortgagee and to the extent that any writings not signed by Mortgagee or oral statements or conversations at any time made or had shall be inconsistent with the provisions of this Mortgage and the other Bank Documents, the same shall be null and void.

43.	GOVERNING LAW; SEVERABILITY. This Mortgage shall be governed by the law of the jurisdiction in which the Mortgaged Property is located. In the event that any provision or clause of this Mortgage or any other Bank Document conflicts with applicable law, such conflict shall not affect other provisions of this Mortgage or any other Bank Document which can be given effect without the conflicting provision, and to this end, the provisions of this Mortgage and the other Bank Documents are declared to be severable.

44.	TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation of the Company under this Mortgage and any and all other Bank Documents.

45.	INDEMNIFICATION; SUBROGATION; WAIVER OF OFFSET.

(a)	The Company shall indemnify, defend and hold Mortgagee harmless against: (i) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Mortgaged Property or the loan which is the subject of the Note, and (ii) against any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs, and expenses (including its reasonable attorneys' fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be imposed on or incurred by Mortgagee at any time pursuant either to a judgment or decree or other order entered into by a court or administrative agency or to a settlement reasonably approved by the Company, which judgment, decree, order or settlement relates in any way to or arises out of the offer, sale or lease of the Mortgaged Property and/or the ownership, use, occupation or operation of any portion of the Mortgaged Property.

(b)	If Mortgagee is made a party defendant to any litigation concerning the transaction which is the subject of the Reimbursement Agreement, this Mortgage, the Mortgaged Property, or any part thereof, or any interest therein, or the occupancy thereof, then the Company shall indemnify, defend and hold Mortgagee harmless from all liability by reason of said litigation, including reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Mortgagee in any such litigation, whether or not any such litigation is prosecuted to judgment. If Mortgagee commences an action against the Company to enforce any of the terms hereof or to prosecute any breach by the Company of any of the terms hereof or to recover any sum secured hereby, the Company shall pay to Mortgagee such reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses. The right to such attorneys fees (together with reasonable appellate counsel fees, if any) and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment. If the Company breaches any term of this Mortgage, Mortgagee may employ an attorney or attorneys to protect its rights hereunder, and in the event of such employment following any breach by the Company, the Company shall pay Mortgagee reasonable attorneys' fees (together with reasonable appellate counsel fees, if any) and expenses incurred by Mortgagee, whether or not an action is actually commenced against the Company by reason of such breach.

(c)	A waiver of subrogation shall be obtained by the Company from its insurance carrier and, consequently, the Company waives any and all right to claim or recover against Mortgagee, its officers, employees, agents and representatives, for loss of or damage to the Company, the Mortgaged Property, the Company's property or the property of others under the Company's control from any cause insured against or required to be insured against by the provisions of this Mortgage.

(d)	All sums payable by the Company hereunder shall be paid without notice
(except as may otherwise be provided herein), demand, counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of the Company hereunder shall in no way be released, discharged or otherwise affected by reason of: (i) any damage to or destruction of or any condemnation or similar taking of the Mortgaged Property or any part thereof; (ii) any restriction or prevention of or interference with any use of the Mortgaged Property or any part thereof;
(iii) any title defect or encumbrance or any eviction from the Premises or the Improvements or any part thereof by title superior or otherwise; (iv) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Mortgagee, or any action taken with respect to this Mortgage by any trustee or receiver of Mortgagee, or by any court, in such proceeding; (v) any claim which the Company has, or might have, against Mortgagee; (vi) any default or failure on the part of Mortgagee to perform or comply with any of the terms hereof or of any other agreement with the Company; or (vii) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Company shall have notice or knowledge of any of the foregoing. The Company waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution, or reduction of any sum secured hereby and payable by the Company.

46.	WAIVER OF JURY TRIAL. The Company, the Agency and the Mortgagee hereby waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Mortgage or any other Bank Document, or any instrument or document delivered in connection with the transaction which is the subject of the Reimbursement Agreement, or the validity, protection, interpretation, collection or enforcement thereof, or the relationship between the Company, the Agency and Mortgagee as borrower and lender, or any other claim or dispute howsoever arising between the Company and Mortgagee.

47.	BUILDING LOAN CONTRACT. This Mortgage is executed in conjunction with a
Building Loan Contract which is intended to be filed on even date with the recording of this Mortgage and any breach, violation or default in the performance of any covenant required to be performed under the Building Loan Contract shall be an Event of Default under this Mortgage.

48.	NON RECOURSE AS TO ISSUER. _)

(a) The obligations and agreements of the Agency, if any, contained herein and in the other Bank Documents and any other instrument or document executed in connection therewith or herewith, and any other instrument or document supplemental thereto or hereto, shall be deemed the obligations and agreements of the Agency, and not of any member, officer, director, agent (other than the Company) or employee of the Agency in his individual capacity, and the members, officers, directors, agents (other than the Company) and employees of the Agency shall not be liable personally hereon or thereon or be subject to any personal liability or accountability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

(b)	The obligations and agreements of the Agency contained herein and therein shall not constitute or give rise to an obligation of the State of New York or the Town of Colonie, New York, and neither the State of New York nor the Town of Colonie, New York shall be liable hereon or thereon, and, further, such obligations and agreements shall not constitute or give rise to a general obligation of the Agency, but rather shall constitute limited obligations of the Agency payable solely from the revenues of the Agency derived and to be derived from the sale or other disposition of the Mortgaged Property (except for revenues derived by the Agency with respect to the Unassigned Rights).

(c)	No order or decree of specific performance with respect to any of the obligations of the Agency hereunder shall be sought or enforced against the Agency unless (1) the party seeking such order or decree shall first have requested the Agency in writing to take the action sought in such order or decree of specific performance, and ten (10) days shall have elapsed from the date of receipt of such request, and the Agency shall have refused to comply with such request (or, if compliance therewith would reasonably be expected to take longer than ten days, shall have failed to institute and diligently pursue action to cause compliance with such request within such ten day period) or failed to respond within such notice period, (2) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it will incur fees and expenses, the party seeking such order or decree shall have placed in an account with the Agency an amount or undertaking sufficient to cover such reasonable fees and expenses, and (3) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it or any of its members, officers, agents (other than the Company) or employees shall be subject to potential liability, the party seeking such order or decree shall (A) agree to indemnify, defend and hold harmless the Agency and its members, officers, directors, agents (other than the Company) and employees against any liability incurred as a result of its compliance with such demand, and (B) if requested by the Agency, furnish to the Agency satisfactory security to protect the Agency and its members, officers, directors, agents (other than the Company) and employees against all liability expected to be incurred as a result of compliance with such request. Any failure to provide the indemnity and/or security required in this Section 48 shall not affect the full force and effect of an Event of Default hereunder.

49.	TAX LAW SECTION 253 STATEMENT. Check one box only.

[ ]	This Mortgage covers real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having their own separate cooking facilities.

[ X ]	This Mortgage does not cover real property improved as described above.

Where used herein, the word, the "Company" may be read the "Company's" where applicable.

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Mortgagor.

MECHANICAL TECHNOLOGY INCORPORATED

By Name: Cynthia A. Scheuer Title:	Vice President

STATE OF NEW YORK	) ) ss.: COUNTY OF ALBANY	)

On this day of December, 1999, before me the subscriber personally appeared Cynthia A. Scheuer, who being by me duly sworn, did depose and say; that she resides at Castleton, New York; that she is a Vice President of MECHANICAL TECHNOLOGY INCORPORATED the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by order of the Board of Directors of said corporation.

NOTARY PUBLIC

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Issuer.

TOWN OF COLONIE INDUSTRIAL DEVELOPMENT AGENCY

By	Name: Peter J. Hess Title: Chairman

STATE OF NEW YORK	) ) ss.: COUNTY OF ALBANY	)

On this day of December, 1999, before me the subscriber personally appeared Peter J. Hess, who being by me duly sworn, did depose and say; that he resides at , New York, that he is Chairman of the Town of Colonie Industrial Development Agency, the corporation described in and which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the members of said Agency.

NOTARY PUBLIC

kb\mechtech.ejt\mortgage.3